Exhibit 99.1

Allied Motion Reports Record Results for the Quarter Ended March 31, 2014

AMHERST, N.Y.--(BUSINESS WIRE)--May 13, 2014--Allied Motion Technologies Inc. (NASDAQ:AMOT) today announced net income increased 124% to $2,148,000 or $0.24 per diluted share for the quarter ended March 31, 2014 compared to $960,000 or $0.11 per diluted share for the quarter ended March 31, 2013. Revenues for the quarter increased 140% to $60,435,000 compared to $25,143,000 last year with sales in the U.S. up 200% and foreign sales up 78%. Cash at March 31, 2014 increased to $9,718,000 compared to $8,420,000 on March 31, 2013. During the first quarter of 2014, the Company received $1,434,000 from the former owner of Globe Motors from a purchase price working capital adjustment, reducing the overall purchase price of Globe to $88,566,000.

“As mentioned in our press release from the fourth quarter of 2013, we expect our revenues for 2014 to more than double relative to Allied’s 2013 pre-acquisition revenues and for the Globe acquisition to be accretive to earnings. The record results for the first quarter 2014 are in line with these expectations," commented Dick Warzala, Chairman and CEO of Allied Motion. “While Globe continues to operate in substantially the same manner as it was prior to the acquisition, the integration process has begun and will continue throughout 2014 as we follow a structured approach that we believe will lead to success in the process. Additionally, we are encouraged with our first quarter results as we experienced growth in almost all of our served markets and converted several new potential opportunities into design-in wins. With a continued focus on the Globe Motors integration, we expect the year to be transformative and will put us in a position to leverage the capabilities of both companies to create new opportunities by designing innovative 'Motion Solutions That Change the Game' and meet the current and emerging needs of our customers in our served market segments.”

Bookings for the quarter ended March 31, 2014 were $64.4 million compared to $21.0 million for the first quarter of 2013. Backlog as of March 31, 2014 was $79.7 million compared to $28.0 million as of March 31, 2013, a 184% increase over the prior year.

Headquartered in Amherst, NY, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s May 15, 2014 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements.

The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the three months ended March 31,
HIGHLIGHTS OF OPERATING RESULTS	2014	2013
Revenues	$60,435	$25,143
Cost of goods sold	43,343	17,620
Gross margin	17,092	7,523
Selling expenses	2,110	1,293
General and administrative expenses	6,216	2,942
Engineering and development expenses	3,517	1,747
Amortization of intangible assets	678	84
Total Operating Expenses	12,521	6,066
Other expense (income)
Interest expense	1,638	9
Other (income) expense, net	(352)	36
Income before income taxes	3,285	1,412
Provision for income taxes	(1,137)	(452)
Net income	$2,148	$960

PER SHARE AMOUNTS:
Diluted income per share	$0.24	$0.11
Diluted weighted average common shares	9,130	8,733

CONDENSED BALANCE SHEETS	March 31, 2014	December 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$9,718	$10,171
Trade receivables, net	33,267	27,123
Inventories, net	24,283	24,430
Other current assets	5,280	5,563
Total Current Assets	72,548	67,287
Property, plant and equipment, net	37,870	40,111
Deferred income taxes	3,246	3,246
Intangible assets, net	34,542	35,222
Other long-term assets, net	4,152	4,878
Goodwill	19,434	20,233
Total Assets	$171,792	$170,977

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$14,547	$14,145
Accounts payable	16,907	15,478
Accrued Liabilities	11,765	12,627
Total Current Liabilities	43,219	42,250
Long-term debt	72,000	73,500
Deferred Income Taxes	1,716	2,327
Other long-term liabilities	4,286	4,897
Total Liabilities	121,221	122,974
Stockholders’ Equity	50,571	48,003
Total Liabilities and Stockholders’ Equity	$171,792	$170,977

	For the three months ended March 31,
CONDENSED STATEMENTS OF CASH FLOWS	2014	2013
Cash flows from operating activities:
Net income	$2,148	$960
Depreciation and amortization	1,688	413
Other	2,383	305
Changes in working capital	(6,411)	(2,809)
Net cash used in operating activities	(192)	(1,131)

Cash flows from investing activities:
Proceeds related to working capital adjustment on acquisition	1,434	-
Purchase of property and equipment	(584)	(298)
Net cash provided by (used in) investing activities	850	(298)

Cash flows from financing activities:
Borrowings on lines-of-credit, net	164	-
Principal payments of long-term debt	(1,250)	-
Dividends paid to stockholders	(271)	403
Stock transactions under employee benefit stock plans	304	(210)
Net cash (used in) provided by financing activities	(1,053)	193

Effect of foreign exchange rate changes on cash	(58)	(72)
Net decrease in cash and cash equivalents	(453)	(1,308)
Cash and cash equivalents at beginning of period	10,171	9,728
Cash and cash equivalents at end of period	$9,718	$8,420

CONTACT:
Allied Motion Technologies Inc.
Rob Maida / Sue Chiarmonte
716-242-8634